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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF DETERMINATION OF

                                 PREFERENCES OF

                            SERIES B PREFERRED STOCK

                                       OF

                           OPHTHALMIC IMAGING SYSTEMS

       (Pursuant to Section 401 of the California General Corporation Law)

        The undersigned, Steven R. Verdooner and Steven C. Lagorio, do hereby certify that (1) they are the duly elected and acting Chief Executive Officer and Secretary, respectively, of Ophthalmic Imaging Systems, a corporation organized and existing under the General Corporation Law of the State of California (hereinafter called the "Corporation"), (2) the Corporation has authorized that 2,000 shares of the Company's preferred stock be designated as Series B Preferred Stock, (3) none of the Series B Preferred Stock has been issued as of the date hereof, and (4) under authority given by the Corporation's Articles of Incorporation, the Corporation's Board of Directors has duly adopted the following recitals and resolutions:

                "WHEREAS, the Articles of Incorporation, as amended, provides for a class of shares known as the Preferred Stock, issuable from time to time in one or more series;

                WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Articles of Incorporation, to designate or alter the rights, preferences, privileges, and restrictions granted to or imposed upon each wholly unissued series of Preferred Stock, to fix the number of shares constituting each such series, and to determine the designation thereof; and

                WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority, to designate a series of the Preferred Stock as "Series B Preferred Stock" and to designate the number of shares constituting such series and to fix the rights, preferences, privileges and restrictions of such series;

                NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation hereby designates such new series of the Preferred Stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

                SECTION 1. DESIGNATION AND AMOUNT. The Corporation shall have a series of Preferred Stock designated as "Series B Preferred Stock," $0.01 par value (the "Series B Preferred" or the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 2,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares of Series B Preferred Stock then-outstanding plus the number of such shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon



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        the conversion of any outstanding securities issued by the Corporation into Series B Preferred Stock.

                SECTION 2. DIVIDENDS AND DISTRIBUTIONS. In the event any dividend or other distribution payable in cash or other property is declared on the Common Stock of the Corporation (excluding any dividend or other distribution for which adjustment to the Conversion Price as provided by Section 6 hereof), each holder of shares of Series B Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash or other property which such holder would have received if on such record date such holder was the holder of record of one share of Common Stock for every share of Series B Preferred Stock then held by such holder. The right to such dividends on the Series B Preferred shall not be cumulative. No dividends shall be paid on any share of Common Stock or Series A Preferred Stock unless and until all declared dividends to which holders of Series B Preferred Stock are entitled under this Section 2 have been paid in full.

                SECTION 3. VOTING RIGHTS. Except as otherwise required by law or as set forth herein, the holder of each share of Common Stock issued and outstanding shall have one vote for each share of Common Stock held by such holder, and the holder of each share of Series B Preferred Stock shall be entitled to 1,000 votes for each share of Series B Preferred Stock held by such holder, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not counted separately as a class, except as specifically set forth in this Certificate of Determination. Holders of Common Stock and Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. If, at any time after the effective date of this Certificate of Determination, Premier Laser Systems, Inc., a California corporation ("Premier"), sells or otherwise disposes of any Common Stock of the Corporation owned by Premier on the effective date of this Certificate of Determination, then for any and all votes taken thereafter, the Series B Preferred Stock shall be entitled to one vote per share.

                SECTION 4. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

                (A) The holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and prior to and in preference to any distribution of any assets or surplus funds of the Corporation to the holders of the Series A Preferred Stock of the Corporation, by reason of their ownership of such stock, the amount equal to twenty-five dollars ($25.00), plus an amount equal to all declared and unpaid dividends on the Series B Preferred Stock (collectively, the "Liquidation Preference"). If upon the occurrence of a liquidation, dissolution or winding up of the Corporation the assets and funds thus distributed among the holders of the Series B



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        Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                (B) After setting apart or paying in full the preferential amounts due pursuant to Section 4(A), above, the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed to the holders of Series A Preferred Stock and the Common Stock as provided by the Corporation's Articles of Incorporation.

                (C) A consolidation or merger of this Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation, or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this
        Section 4.

                (D) In the event the Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value of the assets to be distributed to the holders of shares of Series B Preferred Stock and Common Stock shall be determined in good faith by the Board of Directors (the "Board"). Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

                        (i) If traded on a securities exchange, the value shall be deemed to be the average of the security's closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

                        (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

                        (iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

                The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board. The holders of at least a majority of the outstanding Series B Preferred Stock shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 4(D), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.



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                SECTION 5. CONVERSION. The holders of the Series B Preferred
        Stock have conversion rights as follows (the "Conversion Rights"):

                (A) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $25.00 by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred Stock (the "Series B Conversion Price") shall initially be $25.00 per share of Common Stock. The Series B Conversion Price shall be subject to adjustment as hereinafter provided.

                (B) Each share of Series B Preferred shall automatically be converted into shares of Common Stock at the then effective Series B Conversion Price upon the sale or other transfer by Premier of one or more shares of Series B Preferred Stock to any person other than Premier.

                (C) No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective respective Conversion Price. Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                (D) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock,



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        the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                SECTION 6. ANTI-DILUTION PROTECTIONS.

                (A) In the event the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split or otherwise), into a greater number of shares of Common Stock, the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                (B) If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change, all subject to further adjustment as provided herein.

                SECTION 7. REDEMPTION.

                (A) Subject to the provisions regarding partial redemption in subsection (B) of this Section 7 below, the Corporation may, at the option of the Board and at any time after or from time to time after October 14, 2001, redeem the Series B Preferred Stock in whole or in part, subject to the legal availability of funds therefor. The redemption price for each share of Series B Preferred Stock shall be the Series B Preferred Stock Liquidation Preference.

                (B) No redemption shall be made under this Section 7 of only part of the then outstanding Series B Preferred Stock, unless the Corporation shall effect such redemption pro rata among all holders of then outstanding Series B Preferred Stock according to the number of shares held by each holder on the applicable Redemption Date.

                (C) At least twenty (20) but no more than sixty (60) days prior to the date fixed for any redemption of Series B Preferred Stock (the "Redemption Date"), written notice shall be mailed by the Company, postage prepaid, to each holder of record of the Series B Preferred Stock to be redeemed, at the address last shown on the record of the Company for such holder or given by the holder to the Company for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office



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        of the Corporation is located, notifying such holder of the redemption to be effected, specifying the subsection hereof under which such redemption is being effected, the Redemption Date, the applicable redemption price, the number of such holder's shares of Series B Preferred Stock to be redeemed and the place at which payment may be obtained, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the "Redemption Notice").

                (D) On or before each designated Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Series B Preferred Stock to be redeemed to the Company, in the manner and at the place designated in the Redemption Notice, if applicable, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each such certificate shall be canceled and retired. If less than all of the shares represented by such certificate are redeemed, then the Company shall promptly issue a new certificate representing the unredeemed shares.

                (E) If the Redemption Notice shall have been duly given, and if the redemption price is either paid or made available for payment through the deposit arrangements specified in subsection (F) of this
        Section 7 below, then notwithstanding that the certificate or certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, all dividends with respect to such shares shall cease to accrue after the Redemption Date, such shares shall not thereafter be transferred on the Corporation's books and all of the rights of such shares with respect to such shares shall terminate after the Redemption Date, except only the right of the holders to receive the redemption price, without interest, upon surrender of their certificate or certificates therefor.

                (F) On or prior to the Redemption Date, the Corporation may, at its option, deposit with a bank or trust company having a capital and surplus of at least $100,000,000, as a trust fund, a sum equal to the aggregate redemption price for all shares of Series B Preferred Stock called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date, the redemption price to the respective holders upon the surrender of their share certificates. From and after the Redemption Date, the shares so called for redemption shall be redeemed. The deposit shall constitute full payment of the redemption price of the shares, the shares shall be deemed to be no longer outstanding, all dividends with respect to such shares shall cease to accrue and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares, without interest, upon surrender of their certificates therefor. Any funds so deposited and unclaimed at the end of one (1) year from the Redemption Date shall be released or repaid to the Company, after which time the holders of shares called



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        for redemption who have not yet claimed such funds shall be entitled to receive payment of the redemption price only from the Company.

                SECTION 8. PROTECTIVE PROVISIONS. So long as a majority of the aggregate issuances of shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval of the holders of more than fifty percent (50%) of the then-outstanding shares of Series B Preferred, take any action that:

                (A) adversely alters or changes the rights, preferences or privileges of the Series B Preferred Stock; or

                (B) increases the authorized number of shares of the Series B Preferred Stock."

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate of Determination are true and correct of our knowledge.

        Executed at Sacramento, California on October 18, 1999.


                                        By: /s/ STEVEN R. VERDOONER
                                           -------------------------------------

                                        Name: Steven R. Verdooner

                                        Title: Chief Executive Officer


                                        By: /s/ STEVEN C. LAGORIO
                                           -------------------------------------

                                        Name: Steven C. Lagorio

                                        Title: Secretary



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